Exhibit 99.2

HERBST GAMING, LLC

COMPENSATION COMMITTEE CHARTER

AUTHORITY

The Board of Directors (the “Board”) of Herbst Gaming, LLC (the “Company”) established this Compensation Committee (the “Committee”) at its meeting on January 21, 2011.  This Charter was adopted by the Board on February     , 2011.

PURPOSE

The Committee is appointed by the Board to:  (i) review and approve corporate goals and objectives relevant to compensation of the Company’s executive officers, evaluate the  performance of the Company’s executive officers in light of those goals and objectives, and (either as a Committee or together with the other independent directors, as directed by the Board) determine and approve the Chief Executive Officer’s compensation level based on this evaluation; (ii) make recommendations to the Board with respect to other executive officers’ compensation, incentive-compensation plans and equity-based plans that are subject to Board approval; (iii) make recommendations to the Board with respect to compensation, including equity-based compensation, payable to non-employee directors, (iv) produce a Committee report on executive officer compensation, and review and discuss with management the compensation discussion and analysis included with or accompanying such report, as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement or Annual Report on Form 10-K filed with the SEC; and (v) evaluate on an annual basis the performance of the Committee, in each case, in accordance with applicable rules and regulations.

ORGANIZATION AND MEMBERSHIP

The Committee shall consist of two or more directors as may be fixed from time to time by the Board, at least two of whom qualify as a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, as an “outside director” under Section 162(m) of the Internal Revenue Code, as in effect from time to time (“Section 162(m)”).

Each Committee member shall be appointed by the Board on the recommendation of the Nominating and Governance Committee and shall serve until his or her successor is duly appointed, or until such member’s earlier resignation or removal.  The Board may remove or replace any member at any time and for any reason, with or without cause.  The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson (the “Chairperson”) by vote of a majority of the full Committee.  If the full Board designates the Committee’s chairperson, the Board shall take into account the recommendations of the Nominating and Governance Committee.

The Committee may form and delegate authority to subcommittees of its members when appropriate.

STRUCTURE AND MEETINGS

The Committee shall meet as frequently as necessary to properly carry out its responsibilities, but not less than once each year and additionally as circumstances dictate. Such meetings, at the Committee’s discretion, may be in person or by telephone. The Committee may also act by unanimous written consent.  Unless otherwise provided in the Company’s Operating Agreement, notice of meetings shall be given to all Committee members, or may be waived, in the same manner as required for meetings of the Board. A majority of the members of the Committee shall constitute a quorum for a meeting and the affirmative vote of a majority of members present at a meeting at which a quorum is present shall constitute the action of the Committee. The Committee may otherwise establish its own rules and procedures for notice and conduct of its meetings, provided such rules and procedures are not inconsistent with the Company’s Operating Agreement. The Chairperson, or in his or her absence a member designated by the Chairperson, will preside at each Committee meeting and set the agenda for the meetings. The Committee may include in its meetings members of the Company’s management or any other persons whose presence the Chairperson believes to be appropriate.

The Chairperson of the Committee (or other member designated by the Chairperson or the Committee in the Chairperson’s absence) shall regularly report to the full Board on its proceedings and any actions that it takes.  The Committee will maintain written minutes of its meetings, which minutes will be maintained with the books and records of the Company.

DUTIES AND RESPONSIBILITIES

The Committee shall:

1.                                      Establish and annually review and approve corporate goals and objectives relevant to the compensation of the Company’s executive officers, evaluate the performance of the Company’s executive officers in light of these goals and objectives and (either as a Committee or with the other independent directors, as directed by the Board) determine and approve the compensation of the Company’s executive officers based on this evaluation (which, in the case of any long-term incentive component, shall take into account the Company’s performance and relative return to the Company’s members, the value of similar incentive awards to executive officers at comparable companies and the awards given by the Company to its executive officers in past years);

2.                                      annually review incentive-compensation plans and equity-based plans, administer and approve the granting of equity-based awards under such plans and exercise any duties specifically delegated to it under the terms of any such plan;

3.                                      review, approve and recommend to the Board the adoption of any equity-based compensation plan for employees, directors or consultants of the Company and any modification of any such plan;

4.                                      review, approve and recommend to the Board the adoption of any non-equity-based incentive compensation plan for employees of or consultants to the Company and any material modification of any such plan and review at least annually the awards made pursuant to such plans;

5.                                      review, approve and recommend to the Board the adoption of any employee retirement plan and other material employee benefit plans, and any material modification of any such plans;

6.                                      review at least annually the Company’s compensation policies and practices for executives, management employees and employees generally as they relate to the Company’s risk-management practices;

7.                                      review, approve and recommend to the Board compensation policies and compensation plans, including equity compensation, applicable to non-employee directors;

8.                                      with respect to any compensation consultant who has been engaged by the Committee to provide advice on the amount or form of executive or director compensation, review and approve any engagement of such consultant to provide any other services to the Company and review at least annually the nature of any services provided to the Company by any other compensation consultant who provided advice or recommendations on the amount or form of executive or director compensation to the Committee or to management as well as all remuneration provided to such consultant;

9.                                      review at least annually the level and type of perquisites and other personal benefits provided to the Company’s executive officers, taking into account their levels of salary and other compensation, the value of similar benefits provided at comparable companies and the value of such benefits given to such officers in past years;

10.                                review and approve employment agreements, severance arrangements and change in control agreements and provisions, when and if appropriate, as well as any special supplemental benefits provided to the Company’s executive officers;

11.                                in assessing the adequacy of executive compensation, consider the value of similar incentive awards to like positions at comparable companies;

12.                                review the Company’s policies on the tax deductibility of compensation paid to “covered employees” (as defined by Section 162(m)), and, as and when required, administer plans, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m);

13.                                monitor compliance with the prohibitions on loans to executive officers and directors under the Sarbanes-Oxley Act of 2002;

14.                                periodically review, amend and approve membership interest ownership guidelines applicable to executives and employees, and determine any actions to take to ensure compliance therewith;

15.                                produce an annual report regarding the Company’s executive officer compensation to be included in the Company’s annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules and regulations;

16.                                annually review and discuss with management and, based on such review and discussion, determine whether to recommend to the Board the inclusion of, the compensation discussion and analysis to be included in the Company’s annual proxy statement or Annual Report on Form 10-K, in accordance with applicable rules and regulations;

17.                                annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval; and

18.                                perform any other activities consistent with this Charter, the Company’s Operating Agreement and applicable laws, rules and regulations as the Committee or the Board deems necessary or appropriate.

In the execution of its duties and responsibilities, the Committee shall have the authority, in its discretion, to:

1.              Obtain recommendations from executive officers with respect to various elements of compensation, including determining the employees other than the Company’s senior executives to whom equity-based awards are granted and the amount of compensation paid to such employees.

2.              Consult with the Company’s executive officers to obtain performance results, legal and regulatory guidance and market and industry data.

3.              Consult with the Chief Executive Officer regarding the performance goals of the Company and of the Company’s other executive officers.

PERFORMANCE EVALUATION

The Committee shall conduct an annual performance self-evaluation.

COMMITTEE RESOURCES

The Committee shall have the authority to obtain advice and seek assistance from internal or external legal, accounting or other advisors.  The Committee shall have the sole authority to retain and terminate any external compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve the fees and other retention terms of any such consultant, and the Company shall provide appropriate funding as determined by the Committee.

DISCLOSURE

A current, printable version of this Charter shall be made available on the Company’s website, the availability and location of which shall be disclosed in the Company’s annual proxy statement.

Adopted February 10, 2011